Exhibit 4.22

EXECUTION COPY

DATED as of September 14, 2007

CGEN MEDIA TECHNOLOGY COMPANY LIMITED

as Chargor

MEDLEY OPPORTUNITY FUND, LTD.

as Chargee

CHARGE OVER BANK ACCOUNT

(HK HOLDCO)

SCHEDULE 1	FORM OF NOTICE TO THE ACCOUNT BANK
ATTACHMENT A	CHARGE OVER BANK ACCOUNT
ATTACHMENT B	FORM OF ACKNOWLEDGMENT

THIS CHARGE OVER BANK ACCOUNT (this “Deed”) is made and entered into on September 14, 2007, by and among:

(1)	CGEN Media Technology Company Limited, a limited liability company limited by shares incorporated under the laws of Hong Kong, registration number 0875785, as chargor (the “Chargor”); and

(2)	Medley Opportunity Fund, Ltd., a company incorporated under the laws of Cayman Islands, as chargee (the “Chargee”).

WHEREAS

(A)	The Chargor is the borrower under the Credit Agreement dated the date September 7, 2007 (as amended, supplemented or otherwise modified from time to time, the “Credit Agreement”) by and among the Chargor (as borrower) and the Chargee (as lender). The Chargee has agreed to concurrently herewith extend a secured term loan to the Chargor in the original principal amount of USD 30,000,000 (the “Loan”).

(B)	The Loan shall be evidenced by that certain Promissory Note, dated of even date herewith, executed concurrently herewith by the Chargor and payable to the order of Chargee in the original principal amount of USD 30,000,000 (the “Note”).

(C)	It is a condition precedent to the Chargee making the Loan to the Chargor that the Chargor, among other things, enter into this Deed to secure its obligations under the Credit Agreement and the other Obligations (as defined below).

THIS DEED WITNESSES as follows:

1.	INTERPRETATION

1.1	In this Deed, unless the context requires otherwise, terms and expressions defined in the Credit Agreement have the same meanings when used in this Deed. In addition, the following terms used herein shall have the meanings set forth below:

“Account Bank” means Bank of Communications, Hong Kong Branch, with its address at 20 Pedder Street, Central, Hong Kong (Bank Code: 027).

“Charged Account” means the U.S. Dollar account number 532-93018620 maintained by the Chargor with the Account Bank in Hong Kong or such other bank account as may be designated or approved as such by the Chargee.

“Enforcement Event” means:

(a)	any Event of Default which is continuing; or

(b)	any event or circumstance whereby the security hereby created or any part thereof fails or ceases for any reason to be in full force and effect or is terminated or jeopardised or becomes invalid or unenforceable or the occurrence of any dispute or purported termination of the same or any event or circumstance whereby it becomes impossible or unlawful for the Chargor to perform any of its obligations hereunder or for the Chargee to exercise all or any of its rights, powers and remedies hereunder.

“Obligations” means all present and future moneys, debts and liabilities due, owing or incurred by any Loan Party to any Chargee under or in connection with any Loan Document (in each case, whether alone or jointly, or jointly and severally, with any other person, whether actually or contingently and whether as principal, surety or otherwise), and all claims, rights, remedies and/or proceeds in respect thereof.

“Permitted Encumbrances” means the following:

(i)	Liens to secure the performance of statutory obligations, surety or appeal bonds, performance bonds or other obligations of a like nature incurred in the ordinary course of business;

(ii)	judgment Liens not giving rise to an Event of Default so long as such Liens are adequately bonded and any appropriate legal proceedings that have been duly initiated for the review of such judgments have not been finally terminated or the period within which such proceedings may be initiated has not expired;

(iii)	Liens for taxes, assessments or governmental charges or claims that are not yet delinquent or that are being contested in good faith by appropriate proceedings promptly instituted and diligently concluded; provided that any reserve or other appropriate provision as is required in conformity with GAAP has been made therefor;

(iv)	Liens imposed by law, such as carriers’, warehousemen’s, landlord’s and mechanics’ Liens, in each case, incurred in the ordinary course of business;

(v)	survey exceptions, easements or reservations of, or rights of others for, licenses, rights-of-way, sewers, electric lines, telegraph and telephone lines and other similar purposes, or zoning or other restrictions as to the use of real property that were not incurred in connection with Debt and that do not in the aggregate materially adversely affect the value of such properties or materially impair their use in the operation of the business of such Person;

(vi)	Liens created for the benefit of the Chargee to secure the Obligations;

(vii)	Liens arising solely by virtue of any statutory or common law provisions relating to banker’s Liens, right of set-off or similar rights of remedies as to deposit account or other, funds maintained with a depositary institution that are not intended to provide collateral to the depositary institution; and

(viii)	any interest or title of a lessor under any Capital Lease or operating lease.

“Receiver” means any receiver, a receiver and manager or other similar officer appointed by the Chargee in respect of the security hereby granted.

“Security Assets” means all or any part of the undertaking, property, assets and rights hereby charged including but not limited to the Charged Account and all right, title, benefits and interest therein.

“Security Period” means the period beginning on the date of this Deed and ending on the date on which the Chargee is satisfied (acting reasonably) that all the Obligations have been unconditionally and irrevocably paid and discharged in full.

1.2	In this Deed the expressions “Chargor”, “Chargee” and “Account Bank” shall where the context permits include their respective successors and permitted assigns and any persons deriving title under them.

1.3	In this Deed references to “Clauses” and “Schedules” are to clauses of and schedules to this Deed. Clause headings and the table of contents are inserted for reference only and shall be ignored in construing this Deed.

1.4	In this Deed, unless the context requires otherwise, references to provisions of any law or regulation shall be construed as references to those provisions as replaced, amended, modified or re-enacted from time to time; references herein to gender or the neuter include both genders and the neuter; and references to this Deed or any other Loan Document shall be construed as references to such document as the same may be amended, supplemented or novated from time to time.

1.5	In this Deed references to the singular include the plural and vice versa.

2.	CHARGE

2.1	Charge

(a)	In consideration of the Lender agreeing to make the Loan available to the Chargor and, the Chargor as beneficial owner and as a continuing security for the full and due payment and performance of all of the Obligations and the due and punctual observance and performance of all other obligations by contained in any Loan Document, hereby charges in favor of the Chargee by way of first fixed charge all moneys standing to the credit of the Charged Account and all right, title, benefits and interest of the Chargor whatsoever present and future therein, subject to the terms of this Deed.

(b)	If, pursuant to Clause 7.5 (Withdrawals from the Charged Account), the Chargor is entitled or allowed to withdraw the proceeds from the balance standing to the credit of the Charged Account and, as a result, those proceeds are in any way released from the fixed charge created pursuant to Clause 2.1(a) (Charge), the release will in no way derogate from the subsistence and continuance of the fixed charge on all the remaining balance and moneys of the Chargor in the Charged Account.

3.	CONTINUING SECURITY, ETC.

3.1	Continuing Security

The security constituted by this Deed shall be continuing and will extend to the ultimate balance of the Obligations, regardless of any intermediate payment or discharge in whole or in part.

3.2	Reinstatement

(a)	Where any discharge (whether in respect of any Obligations or any security therefor or otherwise) is made in whole or in part or any arrangement is made on the faith of any payment, security or other disposition which is avoided or must be restored on insolvency, liquidation or otherwise without limitation, the liability of the Chargor and the security created under this Deed shall continue as if the payment, discharge, reduction, avoidance or arrangement had not occurred and Chargee shall be entitled to recover the value or amount of that security or payment from the Chargor, as if the payment, discharge, reduction, avoidance or arrangement had not occurred.

(b)	The Chargee may concede or compromise any claim that any payment, security or other disposition is liable to avoidance or restoration.

3.3	Immediate recourse

The Chargor waives any right it may have of first requiring the Chargee to proceed against or enforce any other rights or security or claim payment from any person before enforcing the security constituted by this Deed.

3.4	Appropriations

Until all the Obligations have been irrevocably discharged in full, the Chargee may:

(a)	refrain from applying or enforcing any other moneys, security or rights held or received by the Chargee in respect of the Obligations, or apply and enforce the same in such manner and order as it sees fit (whether against the Obligations or otherwise) and the Chargor shall not be entitled to the benefit of the same; and

(b)	hold in an interest bearing suspense account any moneys received from the Chargor or on account of the Chargor’s liability in respect of the Obligations for so long as the Chargee reasonably believes to be necessary to protect any Chargee’s interests under the Loan Documents.

4.	ADDITIONAL SECURITY

This Deed is in addition to and is not in any way prejudiced by any other Security now or subsequently held by the Chargee for all or any of the Obligations.

5.	REPRESENTATIONS AND WARRANTIES

5.1	Representations and Warranties

The Chargor makes the following representations and warranties set out in this Clause 5 to the Chargee. The Chargor acknowledges that the Chargee has entered into the Credit Agreement and this Deed in reliance upon the representation and warranties contained in this Deed.

(a)	The Chargor is the legal and beneficial holder of the Security Assets.

(b)	The Charged Account are free from any Lien (other than the Permitted Encumbrances) or any third party interest, right or claim except as created under any Security Agreement and, subject to Clause 7.1(b), any right or interest of the Account Bank.

(c)	The representations and warranties contained in Section 5.01 of the Credit Agreement are true, complete and correct.

5.2	Repetition

The representations set out in this Deed are made on the date of this Deed. Unless a representation is expressed to be given at a specific date, each representation under this Deed is deemed to be repeated by the applicable Person on each date during the Security Period. When a representation is repeated, it is applied to the circumstances existing at the time of repetition.

6.	GENERAL UNDERTAKINGS

6.1	Restrictions on dealing

Save as expressly permitted under this Deed and the other Loan Documents, the Chargor shall not:

(a)	except with written consent from the Chargee or the Chargee’s own instruction and in accordance with the terms hereof, withdraw or attempt or be entitled to withdraw all or any part of the monies in the Charged Account;

(b)	create or attempt or agree to create or permit to arise or exist any Lien (other than the Permitted Encumbrances) over all or any part of the Charged Account or any interest therein or otherwise assign, deal with or dispose of all or any proceeds of the Charged Account or any part thereof; and

(c)	do or cause or permit to be done anything which may in any way depreciate, jeopardize or otherwise prejudice the value of the Chargee’s security created hereunder.

Notwithstanding anything to the contrary in this Deed, until the occurrence of any Enforcement Event, the Chargee shall give its written consent promptly to such withdrawals of monies from the Charged Account as may be requested in writing by the Chargor from time to time for the following purposes in ordinary course of business:

(a)	Capital Expenditures; and

(b)	payment of rent to secure retailers (including, without limitation, Wal-Mart and Carrefour).

6.2	Compliance with applicable laws and regulations

The Chargor shall duly perform all its obligations under any law or regulation in any way related to or affecting any Security Asset.

6.3	Notices

The Chargor shall, within five Business Days after the receipt by the Chargor of any application, requirement, order or notice served or given by any public or local or any other authority with respect to the Security Assets (or any part of them):

(a)	give notice to the Chargee;

(b)	deliver a copy to the Chargee; and

(c)	inform the Chargee of the steps taken or proposed to be taken to comply with the relevant requirement.

7.	CHARGED ACCOUNT

7.1	Account

(a)	The Chargor shall forthwith open the Charged Account with the Account Bank after the date hereof if it has not already done so but in any case before the Closing Date.

(b)	The Chargor undertakes to give notice of this Deed to the Account Bank and use its best endeavours to procure the Account Bank to acknowledge receipt of such notice in the form set out in Schedule 1 respectively within seven Business Days from the date of this Deed.

7.2	Change of Account Bank

(a)	The Account Bank may be changed to another bank or financial institution if the Chargee so requires, or if the Chargor so requires and approved by the Chargee.

(b)	A change only becomes effective upon the proposed new Account Bank agreeing with the Chargee and the Chargor, in a manner satisfactory to the Chargee, to fulfill the role of the Account Bank under this Deed.

(c)	In the event of a change of the Account Bank, the amount (if any) standing to the credit of the Charged Account maintained with the old Account Bank shall be transferred to the corresponding Charged Account maintained with the new Account Bank forthwith upon the appointment taking effect. The Chargor shall take any action which the Chargee may require to facilitate a change of Account Bank and any transfer of credit balances (including the execution of bank mandate forms).

7.3	Interest

Amounts standing to the credit of the Charged Account shall bear interest at a rate considered by the Account Bank (acting reasonably) to be a fair market rate.

7.4	Deposits into the Charged Account

Money shall be deposited into the Charged Account in accordance with the Credit Agreement.

7.5	Withdrawals from the Charged Account

(a)	Withdrawals from the Charged Account shall be subject to the prior written consent of the Chargee and shall be applied solely (i) for amounts payable under the Credit Agreement and any Loan Document; (ii) for operating expenses of the Chargor; or (iii) as otherwise determined or approved by the Chargee.

(b)	Without prejudice to the generality of the paragraph (a), the Chargor will only apply the proceeds of the Loan in the Charged Account in accordance with the Credit Agreement.

(c)	Except with prior written consent from the Chargee, the Chargor may only withdraw amounts standing to the credit of the Charged Account in accordance with the terms of this Clause 7.5.

7.6	Other Accounts

The Chargor shall not open or maintain any accounts other than the Charged Account without the prior written consent of the Chargee.

8.	ENFORCEMENT

8.1	When security becomes enforceable

The security constituted by this Deed shall become immediately enforceable and the power of sale and other powers conferred by this Deed, shall be immediately exercisable upon and at any time after the occurrence of an Enforcement Event. After the security constituted by this Deed has become enforceable, the Chargee may in its absolute discretion enforce all or any part of the security in any manner it sees fit.

8.2	Enforcement of security

If this Deed has become enforceable, the Chargee shall be entitled, at any time or times thereafter and without further notice or restriction, to appropriate, transfer or set off all or any part of the monies in the Charged Account in or towards the payment or discharge of the Obligations in such manner as the Chargee may think fit and, for this purpose, the Chargee may, at the expense of the Chargor, convert all or any part of such monies into other currencies. The above provisions apply notwithstanding that any such monies may have been deposited for a fixed period or be subject to a period of notice and that the fixed period or period of notice may not have expired or that notice or sufficient notice may not have been given.

The Chargor confirms that it shall not contest or challenge any action or decision of the Chargee in connection with the sale or conversion into money of any Security Asset under this Clause 8.

8.3	Agent of the Chargor

Each Receiver (if any) appointed hereunder is deemed to be the agent of the Chargor for all purposes. The Chargor alone shall be responsible for his contracts, engagements, acts, omissions, defaults and losses and for liabilities incurred by him and the Chargee shall not incur any liability (either to the Chargor or to any other person) by reason of the Chargee making his appointment as a Receiver or for any other reason.

8.4	Privileges

Each Receiver and the Chargee are entitled to all the rights, powers, privileges and immunities conferred by the Conveyancing and Property Ordinance (Cap. 219 of the Laws of Hong Kong) as if it were such a mortgagee or receiver (and so that the statutory power of sale shall be exercisable without regard to paragraph 11 of the Fourth Schedule to the Conveyancing and Property Ordinance).

8.5	Protection of third parties

No person (including a purchaser) dealing with the Chargee or a Receiver or its or his agents will be concerned to enquire:

(a)	whether the Obligations have become payable; or

(b)	whether any power which the Chargee or the Receiver is purporting to exercise has become exercisable; or

(c)	whether any money remains due under the Loan Documents; or

(d)	how any money paid to the Chargee or to the Receiver is to be applied.

8.6	Redemption of prior Security

At any time after the security constituted by this Deed has become enforceable, the Chargee may:

(a)	redeem any prior Lien against any Security Asset; and/or

(b)	procure the transfer of that Lien to itself; and/or

(c)	settle and pass the accounts of the prior mortgagee, chargee or encumbrance; any accounts so settled and passed shall be conclusive and binding on the Chargor.

All principal moneys, interest, costs, charges and expenses of and incidental to any such redemption and/or transfer shall be paid by the Chargor to the Chargee on demand.

8.7	Chargee’s liability

Neither the Chargee nor any Receiver or their respective delegates shall (either by reason of taking possession of the Security Assets or for any other reason and whether as mortgagee in possession or otherwise) be liable to the Chargor, any Chargee or any other person for any costs, losses, liabilities or expenses relating to the realization of any Security Assets or from any act, default, omission or misconduct of the Chargee, any Receiver, their delegates or their respective officers, employees or agents in relation to the Security Assets or in connection with the Loan Documents except to the extent caused by its or his own willful misconduct.

8.8	Contingencies

If the Chargee enforces the security constituted by this Deed in accordance with the terms of this Deed at a time when no amounts are due under the Loan Documents but at a time when amounts may or will become so due, the Chargee (or the Receiver) may keep the proceeds of any recoveries effected by it into the Charged Account.

9.	RECEIVER

9.1	Appointment of Receiver

At any time after the security constituted by this Deed becomes enforceable or, if the Chargor so requests the Chargee in writing at any time, the Chargee may without further notice appoint by deed, under seal or in writing under its hand any one or more persons to be a Receiver of all or any part of the Security Assets.

Where more than one Receiver is so appointed, any reference in this Deed to a Receiver shall apply to both or all of the Receivers so appointed and the appointment shall be deemed to be a joint and several appointment so that the rights, powers, duties and discretions vested in the Receiver may be exercised jointly by the Receivers so appointed or severally by each of them.

9.2	Removal

The Chargee may by writing under its hand:

(a)	remove any Receiver appointed by it; and

(b)	may, whenever it deems it expedient, appoint a new Receiver in the place of any Receiver whose appointment may for any reason have terminated.

9.3	Remuneration

The Chargee may fix the remuneration of any Receiver appointed by it.

9.4	Relationship with Chargee

To the fullest extent permitted by law, any right, power or discretion conferred by this Deed (either expressly or impliedly) upon a Receiver of the Security Assets may after the security created by this Deed becomes enforceable be exercised by the Chargee in relation to any Security Asset without first appointing a Receiver or notwithstanding the appointment of a Receiver.

10.	POWERS OF RECEIVER

10.1	General

(a)	Each Receiver has, and is entitled to exercise, all of the rights, powers and discretions set out below in this Clause 10 in addition to those conferred by law on Chargee (whether or not in possession).

(b)	If there is more than one Receiver holding office at the same time, each Receiver may (unless the document appointing him states otherwise) exercise all of the powers conferred on a Receiver under this Deed individually and to the exclusion of any other Receivers.

10.2	Possession

A Receiver may get in and collect any Security Assets.

10.3	Protection of assets

A Receiver may do all other acts which the Chargor might do in the ordinary conduct of its business for the protection of the Security Assets as he may think fit.

10.4	Compromise

A Receiver may settle, adjust, refer to arbitration, compromise and arrange any claims, accounts, disputes, questions and demands with or by any person who is or claims to be a creditor of the Chargor or relating in any way to any Security Asset.

10.5	Legal Actions

A Receiver may bring, prosecute, enforce, defend and abandon all actions, suits and proceedings in relation to any Security Asset which may seem to him to be expedient.

10.6	Receipts

A Receiver may give valid receipts for all moneys and execute all assurances and things which may be proper or desirable for realizing any Security Asset.

10.7	Delegation

A Receiver may delegate his powers in accordance with Clause 13 (Delegation).

10.8	Other powers

A Receiver may:

(a)	do all other acts and things which he may consider desirable or necessary for realizing any Security Asset or incidental or conducive to any of the rights, powers or discretions conferred on a Receiver under or by virtue of this Deed; and

(b)	exercise in relation to any Security Asset all the powers, authorities and things which he would be capable of exercising if he were the absolute beneficial owner of the same,

and may use the name of the Chargor for any of the above purposes.

11.	APPLICATION OF PROCEEDS

11.1	All monies received by the Chargee or the Receiver hereunder shall be applied in or towards satisfaction of the Obligations (subject to the prior discharge of all liabilities having priority thereto by law) in the order of priority set forth below:

Firstly	in discharge of all rent, taxes, rates and other outgoings whether governmental, municipal, contractual or otherwise, due and affecting the Security Assets or any part thereof;

Secondly	in payment of the Receiver’s lawful remuneration, costs, Liens and expenses, and all lawful costs and expenses properly incurred in the sale or other dealing;

Thirdly	in payment of the Obligations in full (and in the event of deficiency, towards such part(s) thereof as the Chargee may at its absolute discretion determine);

Provided that pending such application, the Chargee may place all such proceeds and moneys so received into a suspense account with a view to preserving the Chargee’s rights to prove for the whole of its claims against the parties to any security documents under the Loan and any residue shall be paid to the Person who, immediately before any sale or other dealing, was entitled to the Security Assets, or authorized to give a receipt for the proceeds of sale of the Security Assets. In the event the Obligations have been paid in full, any balance of the proceeds set forth above shall be returned to the Chargor.

11.2	Save as aforesaid, the Chargee shall be under no liability to the Receiver for his remuneration, costs, Liens or expenses.

12.	INDEMNITY

12.1	Notwithstanding anything to the contrary, express or implied, contained in this Deed or in any other instrument, agreement or document to which the Chargor is a party, the Chargor shall indemnify and hold harmless the Chargee from and against any and all reasonable losses, liabilities, damages, costs, charges, or expenses (including legal fees and expenses) which the Chargee shall certify as reasonably sustained or incurred by it in connection with this Deed except for costs, charges or expenses so sustained or incurred in connection with the execution of this Deed.

12.2	If an amount due to the Chargee or any other Chargee from the Chargor in one currency (the “first currency”) is received by the Chargee or the other Chargee in another currency (the “second currency”), the Chargor’s obligations to the Chargee or the other Chargee in respect of such amount shall only be discharged to the extent that the Chargee or the other Chargee may purchase the first currency with the second currency in accordance with normal banking procedures. If the amount of the first currency which may be so purchased (after deducting any costs of exchange and any other related costs) is less than the amount so due, the Chargor shall indemnify the Chargee or the other Chargee against the shortfall. This indemnity shall be an obligation of the Chargor independent of and in addition to its other obligations under this Deed.

12.3	The Chargee may retain and pay out of any money in the Chargee’s hands all sums necessary to effect the indemnities contained in this Clause and all sums payable by the Chargor under this Clause shall form part of the monies hereby secured.

13.	DELEGATION

The Chargee and any Receiver may delegate by power of attorney or in any other manner to any person any right, power or discretion exercisable by them under this Deed if they think fit. Any such delegation may be made upon the terms (including power to sub-delegate) and subject to any regulations which the Chargee or such Receiver (as the case may be) may think fit. Absent gross negligence or willful misconduct, neither the Chargee nor any Receiver will be in any way liable or responsible to the Chargor for any loss or liability arising from any act, default, omission or misconduct on the part of any such delegate or sub-delegate.

14.	FURTHER ASSURANCES

The Chargor shall, at its own expense, take whatever action the Chargee or a Receiver may reasonably require for:

(a)	perfecting or protecting the security intended to be created by this Deed over any Security Asset;

(b)	facilitating the realization of any Security Asset or the exercise of any right, power or discretion exercisable, by the Chargee or any Receiver or any of its or their delegates or sub-delegates in respect of any Security Asset, including the execution of any transfer, conveyance, assignment or assurance of any property whether to the Chargee or to its nominees, and the giving of any notice, order or direction and the making of any registration, which in any such case, the Chargee may think expedient.

The Chargor will do or permit to be done everything which the Chargee may from time to time require to be done for the purpose of enforcing the Chargee’s rights hereunder and will allow the name of the Chargor to be used as and when required by the Chargee for that purpose.

15.	POWER OF ATTORNEY

The Chargor irrevocably appoints the Chargee and each Receiver by way of security to be its attorney (with full power of substitution) and in the name of the Chargor or otherwise on its behalf and as its act and deed to sign, seal, execute, deliver, perfect and do all deeds, instruments, acts and things which may be required or which the Chargee and/or the Receiver shall think proper or expedient for carrying out any obligations imposed on the Chargor hereunder or for exercising any of the powers conferred by this Deed or for giving to the Chargee and/or the Receiver the full benefit of the security created by this Deed and so that this appointment shall operate to authorise the Chargee and/or the Receiver to do on behalf of the Chargor anything it can lawfully do by an attorney. If an Enforcement Event has occurred, the Chargee and/or the Receiver may take such action at any time and from time to time. If no Enforcement Event has occurred, the Chargee shall first give not less than 5 Business Days’ prior notice (or such longer notice as may be specified in the notice) to the Chargor for it to take such action and if the Chargor fails to take such action to the satisfaction of the Chargee within such notice period, then the Chargee and/or the Receiver may take such and any related action at any time after the expiry of such notice period. The Chargor ratifies and confirms and agrees to ratify and confirm any deed, instrument, act or thing which such attorney or substitute may execute or do.

16.	MISCELLANEOUS

16.1	New Accounts

If the Chargee receives, or is deemed to be affected by, notice, whether actual or constructive, of any subsequent charge or other interest affecting any Security Asset, the Chargee may open a new account for the Chargor. If the Chargee does not open a new account, it shall nevertheless be treated as if it had done so at the time when it received or was deemed to have received notice. As from that time all payments made to the Chargee will be credited or be treated as having been credited to the new account and will not operate to reduce any amount for which this Deed is security.

16.2	Assignment

(a)	The Chargee may sell, assign, transfer, negotiate or grant participations (i) without the consent of the Chargor, to any of its Affiliates and (ii) with the prior written consent of the Chargor, to any other Person, in each case in all or part of the obligations of any member of the Company Group outstanding under this Deed; provided, however, that such obligations may not be transferred to any Person who, to the knowledge of the Chargee, is a direct competitor of the Company Group at the relevant time. The Chargee may, in connection with any actual or proposed assignment or participation, disclose to the actual or proposed assignee or participant, any information relating to any member of the Company Group. This Deed shall become effective when it shall have been executed by each party hereto and thereafter shall be binding upon and inure to the benefit of each party hereto and its respective successors and assigns, except that no member of the Company Group shall have the right to assign its or their rights hereunder or any interest herein without the prior written consent of the Chargee.

(b)	If a new Chargee is appointed in accordance with the Loan Documents, the Chargor shall enter into and execute such documents as may be reasonably required to give effects to such appointment provided that the Chargor shall not be responsible for any costs in connection therewith.

16.3	Amendment, Waiver and Severability

(a)	Any amendment of any provision of this Deed shall only be effective if made in writing and signed by the Chargee and the Chargor.

(b)	No failure or delay by the Chargee in exercising any right, power or remedy hereunder shall impair such right, power or remedy or operate as a waiver thereof, nor shall any single or partial exercise of the same preclude any further exercise thereof or the exercise of any other right, power or remedy. The rights, powers and remedies herein provided are cumulative and do not exclude any other rights, powers and remedies provided by law.

(c)	If at any time any one or more of the provisions hereof is or becomes illegal, invalid or unenforceable in any respect under the applicable laws of any jurisdiction, neither the legality, validity or enforceability of the remaining provisions hereof, nor the legality, validity or enforceability of such provision under the applicable laws of any other jurisdiction, shall in any way be affected or impaired.

16.4	Certificates

A certificate of the Chargee (which shall set out any relevant calculations in such detail as the Chargee deems reasonable) as to the amount due from an Loan Party under the Loan Documents shall as against the Chargor be prima facie evidence of such amount in the absence of manifest error.

16.5	Costs, Charges and Expenses

The Chargor shall from time to time forthwith on demand pay to or reimburse the Chargee for:

(a)	subject to as agreed in the Credit Agreement, all reasonable costs, charges and expenses (including legal and other fees basis and all other out-of-pocket expenses) reasonably incurred by the Chargee or any other Chargee in connection with the registration of this Deed, any other documents required in connection therewith, and any amendment to or extension of, or the giving of any consent or waiver in connection with, this Deed;

(b)	all reasonable costs, charges and expenses (including legal and other fees on a full indemnity basis and all other out-of-pocket expenses) reasonably incurred by the Chargee or any Chargee in exercising any of its rights or powers hereunder or in suing for or seeking to recover any sums due hereunder or otherwise preserving or enforcing its rights hereunder or in defending any claims brought against it in respect of this Deed or in releasing or re-assigning this Deed upon payment of all money hereby secured and full discharge of any other Obligations; and

(c)	all remuneration payable to the Receiver (if any),

and, until payment of the same in full, all such costs, charges, expenses and remuneration shall be secured by this Deed.

16.6	Set-off

After an Enforcement Event has occurred and for so long as it is continuing, a Chargee may set off any matured obligation due from an Loan Party (other than the Guarantor and the Sponsor) under the Loan Documents (to the extent beneficially owned by that Chargee) against any matured obligation owed by that Chargee to that Loan Party, regardless of the place of payment, booking branch or currency of either obligation. If the obligations are in different currencies, the Chargee may convert either obligation at a market rate of exchange in its usual course of business for the purpose of the set-off.

16.7	Registration

The Chargor shall register this Deed and the particulars thereof within 5 weeks from the date hereof with the Hong Kong Companies Registry pursuant to Part III (Registration of Charges) of the Companies Ordinance (Chapter 32 of the Laws of Hong Kong). The information contained in all registrations under this Clause 16.7 shall be in the form and content approved by the Chargee. The Chargor shall promptly provide to the Chargee evidence, in form and substance satisfactory to the Chargee, of any registration, presentation and filing done pursuant to this Clause 16.7.

17.	COUNTERPARTS

This Deed may be executed in any number of counterparts and by the different parties to this Deed on separate counterparts, each of which when executed and delivered shall be an original but all the counterparts shall together constitute one and the same instrument.

18.	RELEASE

This Deed shall automatically terminate upon the expiry of the Security Period. Upon the expiry of the Security Period (but not otherwise), the Chargee shall, at the request and cost of the Chargor (acting reasonably), take whatever action is necessary to release the Security Assets from, and to cancel the security, constituted by this Deed.

19.	GOVERNING LAW AND JURISDICTION

(a)	This Deed shall be governed by and construed in accordance with the laws of Hong Kong.

(b)	Each party hereto unconditionally and irrevocably submits to the non-exclusive jurisdiction of the Hong Kong courts.

(c)	Nothing herein shall limit the right of Chargee to commence any legal action against the Chargor and/or its property in any other jurisdiction or to serve process in any manner permitted by law, and the taking of proceedings in any jurisdiction shall not preclude the taking of proceedings in any other jurisdiction whether concurrently or not.

(d)	The Chargor irrevocably and unconditionally waives any objection which it may now or hereafter have to the choice of Hong Kong as the venue of any legal action arising out of or relating to this Deed. The Chargor also agrees that a final judgment against it in any such legal action shall be final and conclusive and may be enforced in any other jurisdiction, and that a certified or otherwise duly authenticated copy of the judgment shall be conclusive evidence of the fact and amount of its indebtedness.

IN WITNESS WHEREOF the parties hereto have caused this Deed to be executed as a deed the day and year first above written.

The Chargor

SEALED with the COMMON SEAL of	)
CGEN MEDIA TECHNOLOGY	)
COMPANY LIMITED	)
and signed by	)
)
___________________________	) /s/
Name:	)
Title:	)
in the presence of: ________________	)

Address:

CGEN Media Technology Company Limited (HK)

c/o CGEN Digital Media Network Co., Ltd.

Suite 3213-14, Tower B, City Center of Shanghai

No. 100 Zunyi Road, Shanghai, 200051

China

Attention: Yi Sing Chan

Facsimile No.: +86 21 6237 1918

The Chargee

SIGNED for and on behalf of	)
MEDLEY OPPORTUNITY FUND, LTD.	)
by /s/	)

Address:

Medley Opportunity Fund, Ltd. (Cayman)

c/o Medley Capital LLC

Investment Manager for Medley Opportunity Fund Ltd. (Cayman)

375 Park Avenue, Suite 3304

New York, NY 10152

U.S.A

Attention: Andrew Fentress

Facsimile No.: 212-759-0091

SCHEDULE 1

FORM OF NOTICE TO THE ACCOUNT BANK

[On the letterhead of the Chargor]

[Date]

To:	Bank of Communications, Hong Kong Branch

20 Pedder Street, Central, Hong Kong

Dear Sirs,

We hereby give you notice that, by the Charge over Bank Account dated the date hereof (the “Deed”, a copy of which is attached hereto as Attachment A) between us and Medley Opportunity Fund, Ltd. (the “Chargee”), we have created a fixed charge over all our right, title, interest and benefit, present or future, in each and every sum of all moneys for the time being standing to the credit of our account established with you (accounting holder: CGEN Media Technology Company Limited; account numbers: 532-93018620) (the “Charged Account”). Terms defined in the Deed shall have the same meanings in this letter.

We hereby instruct you:

1.	to pay to the Chargee, or as it may direct, any or all monies standing to the credit of the Charged Account in such amounts and in accordance with such other instructions without any reference to or further authority from us and without any enquiry by you as to the justification for or validity of such instructions;

2.	to provide the Chargee with a statement with respect to the Charged Account after each transfer of any amount in or out of the Charged Account and otherwise disclose to the Chargee such information relating to the Charged Account as the Chargee may request;

3.	not to open any new account or sub-account with respect to or for the benefit of us without the prior written consent of the Chargee;

4.	to act in all respects in relation to the Charged Account (including with regard to any sale or transfer thereof) and any related rights and benefits, whether monetary or otherwise, in accordance with the instructions of the Chargee.

We further confirm with you that under the terms of the Deed we may not withdraw monies from the Charged Account or direct the disposition of monies in the Charged Account unless you have received written consent from the Chargee relating thereto.

We also confirm with you that you will not be bound to enquire whether the right of the Chargee to withdraw any monies from the Charged Account has arisen or be concerned with the propriety or regularity of the exercise thereof or be concerned with notice to the contrary or be concerned with or responsible for the application of any monies received by the Chargee.

These instructions shall be irrevocable until such time as you receive written notice from the Chargee stating that the Deed has been released or otherwise discharged.

Please acknowledge these instructions by executing and delivering to the Chargee (with a copy to us) an acknowledgement in the form set forth in Attachment B attached hereto.

Yours faithfully,

For and on behalf of
CGEN Media Technology Company Limited

(Authorized Signatory)

cc:	Medley Opportunity Fund, Ltd.

Attachment A: Charge over Bank Account

Attachment B: Form of Acknowledgement

Attachment A

Charge over Bank Account

Attachment B

Form of Acknowledgment

[Bank Letterhead]

Date: [            ]

Medley Opportunity Fund, Ltd.

c/o Medley Capital LLC

Investment Manager for Medley Opportunity Fund Ltd. (Cayman)

375 Park Avenue, Suite 3304

New York, NY 10152

U.S.A

Attention: Andrew Fentress

Re:	CGEN Media Technology Company Limited; Account Number 532-93018620 (“Charged Account”)

Dear Sirs:

We acknowledge receipt of the attached notice from CGEN Media Technology Company Limited and agree that we will act accordingly.

We confirm that we have not received any prior notice of any pre-existing charge over or assigment in relation to the same and that we will forthwith notify you if we subsequently receive any such notice.

We also confirm that we have no beneficial interest in the Charged Account or any related monies or rights and will not exercise any right of set-off or otherwise make any claim against such interest, monies or rights.

Name:
Position:

cc:	CGEN Media Technology Company Limited